Exhibit 99.1

For Immediate Release

Contact:
Jiangbo Pharmaceuticals, Inc.	CCG Investor Relations
Ms. Elsa Sung, CFO	Ms. Lei Huang, Account Manager
Phone: (954) 903-9378 ex 2	Phone: (646) 833-3417
E-mail:elsasung@jiangbo.com	E-mail: lei.huang@ccgir.com
http:// www.jiangbopharma.com	http://www.ccgirasia.com

Mr. Crocker Coulson, President
Phone: (646) 213-1915
E-mail: crocker.coulson@ccgir.com

Jiangbo Pharmaceuticals Reports Results for
the Second Quarter of its Fiscal Year 2010

Laiyang, China, February 22, 2010 – Jiangbo Pharmaceuticals, Inc. (OTC Bulletin Board: JGBO) (“Jiangbo” or the “Company”), a pharmaceutical company with its principal operations in the People's Republic of China, today announced its financial results for the second quarter of its fiscal year 2010 ended December 31, 2009.

Second Quarter Highlights and Recent Events

•	Revenue was $18.2 million, a decrease of 44.8% from the corresponding quarter ended December 31, 2008
•
Gross profit was $13.5 million, compared to $25.8 million for the corresponding quarter ended December 31, 2008, and gross margin was 74.3%, compared to 78.3% in the a year ago quarter ended December 31, 2008

•	Operating income was $7.1 million, down 37.4% from the corresponding quarter ended December 31, 2008
•	Net income was $5.3 million, or $0.49 per basic share, compared $5.4 million or $0.55 per basic share a year ago
•
Excluding non-cash gains related to the change in fair value from derivative liabilities of $6.7 million and the amortization of debt discount and debt issuance costs related to convertible debentures of $5.8 million, non-GAAP adjusted net income was $4.4 million, or $0.29 per fully diluted share for the three months ended December 31, 2009, compared to non-GAAP adjusted net income of $6.6 million, or $0.46 per fully diluted share, for the quarter ended December 31, 2008(*)

•	Received renewal of Good Manufacture Practice (“GMP”) certificate from the State Food and Drug Administration (“SFDA”) for its tablets and granules

•	In January 2010, Osteomyelitis treatment tablets were included in the 2009 Edition of the National Basic Medical Insurance Directory

“Our second quarter sales volume was adversely impacted by the temporary production stoppage at our main facility related to the re-certification of our GMP certificate.  In addition, we faced heightened competition associated with China’s newly announced National Basic Medical Insurance plan,” said Jiangbo’s Chairman and CEO, Mr. Wubo Cao. “Our main facility has now returned to normal operations and we have reinforced our sales efforts.  We expect sales volumes to improve in the second half of 2010.  We continue our cost control efforts, which we expect to improve operational efficiency and drive organic growth, and we plan to leverage our strong cash position to bring in new drug opportunities.”

Second Quarter of Fiscal Year 2010 Results

Total revenue for the three months ended December 31, 2009 was $18.2 million, a decrease of $14.8 million from $32.9 million for the three months ended December 31, 2008. The 44.8% decline was due to decreases in unit sales prices and sales volume. Unit sales prices for Clarithromycin Sustained-released tablets, Itopride Hydrochloride granules and Baobaole chewable tables decreased by an average of 26% following the restructuring of the Company’s distribution and sales system in January 2009.  Sales volumes declined due to renewal of the Company’s GMP certificate, which resulted in a six-week production stoppage at the Company’s main facility.  Jiangbo received its GMP renewal certificate in December 2009, which is valid for a period of five years. Additionally, the Company’s major products faced increasing competition from similar products included in China’s newly announced National Basic Medical Insurance.

For the three months ended December 31, 2009, Clarithromycin Sustained-released tablets and Itopride Hydrochloride granules accounted for approximately 40.2% and 30.9% of total revenue, respectively. Baobaole chewable tables accounted for 16.9% of total revenue and were down 51.5% compared to the first quarter of fiscal 2010. Baobaole faced increased competition from Jianweixiaoshi tablet and zinc additives. Radix Isatidis dispersible tablets accounted for 11.9% of total revenue.

Gross profit in the second quarter of the fiscal year 2010 was $13.5 million, a decrease of 47.6% from $25.8 million for the prior year’s corresponding period. Gross margin decreased to 74.3% from 78.3% for the prior year quarter, primarily due to the previously mentioned decrease in the unit prices.

Selling, general and administrative expenses were $5.3 million for the three months ended December 31, 2009, down 60.4% from $13.3 million in the three months ended December 31, 2008. Salaries, wages and related benefits decreased to $1.5 million from $9.2 million for the corresponding quarter of fiscal 2009, primarily due to a significant decrease in commissions paid to the Company’s sales representatives in connection with the sales restructuring in January 2009. Advertising, marketing and promotion spending for the second quarter of fiscal 2010 was $2.2 million, a decrease of $0.4 million compared to one year ago.

Research and development expenses totaled $1.1 million for the three months ended December 31, 2009, consistent with the three months ended December 31, 2008. The Company is obligated to make monthly payment to the designated university/institute research and development projects pursuant to two cooperative research and development agreements which were signed in fiscal 2008.

Income from operations was $7.1 million, a 37.4% decrease from $11.4 million for the three months ended December 31, 2008.

Other income was $0.2 million compared to other expense of $3.2 million for the three months ended December 31, 2008. Other income was primarily due to non-cash gains related to the change in fair value from derivative liabilities of $6.7 million, which the Company did not record in the prior corresponding period, and the amortization of debt discount and debt issuance costs related to convertible debentures of $5.8 million versus $1.2 million in the prior year period.

Net income for the three months ended December 31, 2009 was $5.3 million, compared to $5.4 million in the year ago quarter.  Basic earnings per share were $0.49, compared with $0.55 per basic share a year ago.  Diluted earnings per share assumes the conversion of the Company’s convertible notes and is calculated by adding interest expense to and deducting the loan issuance costs and unamortized debt discount from net income.  As a result, the Company recorded a loss of $1.06 per diluted share, compared to a loss of $1.87 per diluted share in the same quarter last year.

Excluding non-cash gains related to the change in fair value from derivative liabilities of $6.7 million and the amortization of debt discount and debt issuance costs related to convertible debentures of $5.8 million, non-GAAP adjusted net income was $4.4 million, or $0.29 per fully diluted share for the three months ended December 31, 2009, compared to non-GAAP adjusted net income of $6.6 million, or $0.46 per fully diluted share, for the quarter ended December 31, 2008.

  (*) See the reconciliation table at the end of this press release for a reconciliation of net income and EPS to non-GAAP adjusted net income and EPS.

Six Month Results

Total revenue for the six month period ended December 31, 2009 was $42.6 million, down 29.7% from $60.5 million for the six month period ended December 31, 2008.

Gross profit totaled $31.6 million, down 33.5% from $47.6 million in the year ago period. Gross profit margin was 74.3% for the six month compared to 78.7% for the corresponding period in 2008. Operating income was $19.8 million, a 5.6% increase year-over-year from $18.8 million last year.  Net income was $7.5 million, or $0.70 basic earnings per share, compared to $8.5 million, or $0.87 basic earnings per share, for the corresponding period in 2008. Diluted loss per share was $0.89 per share, compared to $1.61 diluted loss per share in the year ago period. Excluding non-cash gains related to the change in fair value from derivative liabilities of $1.9 million and the amortization of debt discount and debt issuance costs related to convertible debentures of $8.0 million, non-GAAP adjusted net income was $13.6 million, or $0.92 per fully diluted share for the three months ended December 31, 2009, compared to non-GAAP adjusted net income of $10.5 million, or $0.74 per fully diluted share, for the quarter ended December 31, 2008.

Financial Condition

As of December 31, 2009, the Company had $89.0 million in cash and an additional $14.5 million in restricted cash, as compared to $104.4 million and $7.3 million, respectively, at the end of fiscal 2009. The decline in cash was mainly attributable to the November 2009 purchase of land use rights for future factory expansion for $17.0 million and repayments for bank loans of $2.2 million. Working capital was $99.8 million, consistent with the level as of June 30, 2009.  Shareholder’s equity was $104.3 million, as compared to $126.1 million at the end of fiscal 2009.  The decrease in shareholder’s equity was the result of the reclassification of the Company’s derivative instruments from the equity section to liability section of the balance sheet.  The Company generated $3.2 million in cash flow from operating activities in the first half of fiscal 2010.

Business Outlook and Guidance

 “Improving our operational efficiency, building our pipeline and strengthening our management team are expected to be our top priorities right now,” said Mr. Cao. “We are already taking steps to address these challenges and look forward to providing updates on our progress.”

Jiangbo’s management has begun reviewing the existing marketing and sales system, including sales force compensation and incentive and effectiveness of our advertising activities. The Company is planning to take steps to reduce and eliminate operational inefficiencies and drive sales growth.

The Company recognizes the need to improve its product pipeline in order to ensure long term growth. In the past several months, the Company has been actively searching for new branded drug opportunities to license or acquire. Management expects revenues to improve in the second half of fiscal 2010. As such, the Company is maintaining its fiscal 2010 revenue guidance of $96 million to $98 million and operating income guidance of $42 million to $44 million.

Subsequent Events

On February 15, 2010, the Company entered into an agreement with one of the holders of its convertible notes, Pope Investments LLC (“Pope”), whereby Pope agreed to waive certain provisions set forth in the November 2007 and May 2008 securities purchase agreements for the Company’s debentures and convertible notes, provided that the Company has made the November 2009 interest payments to the holders of the Company’s November 2007 debentures and May 2008 notes on or prior to February 25, 2010.  If the interest payments are not made by February 25, 2010 all rights and remedies of Pope defined in the 2007 and 2008 Securities Purchase Agreements shall remain in full force and effect as if this waiver had not been granted.

The Company also agreed that in the event that its common stock has not been listed on the NASDAQ Stock Market on or prior to April 15, 2010, it will pay to the holders of the 2007 Notes and the 2008 Notes an amount equal to the difference between the interest on such Notes previously paid for the period from June 1, 2009 to November 30, 2009.

Conference Call

Jiangbo Pharmaceuticals, Inc. management will host a conference call at 8:30 a.m. Eastern on Friday, February 26, 2010 to discuss financial results for the second quarter ended December 31, 2009 of its fiscal year 2010. The conference call will include Mr. Wubo Cao, Chairman and CEO, and Ms. Elsa Sung, CFO, of Jiangbo. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (877) 700-5838. International callers should dial +1 (706) 758 - 5465. The Conference ID for this call is 58049438.

If you are unable to participate in the call at this time, a replay will be available for 14 days starting on Friday, February 26, 2010 at 9:30 a.m. Eastern Time. To access the replay, dial (800) 642-1687, international callers dial (706) 645-9291. Conference ID is 58049438.

Use of Non-GAAP Adjusted Financial Information

This press release includes certain financial information, non-GAAP adjusted net income and non-GAAP adjusted fully diluted earnings per share, which are not presented in accordance with GAAP. Non-GAAP adjusted net income was derived by taking net income and adjusting it with non-cash gains or losses related to the change in fair value from derivative liabilities and the amortization of debt discount and debt issuance costs related to convertible debentures. The Company's management believes that these non-GAAP adjusted measures provide investors with a better understanding of the Company's historical results from its core business operations. To supplement the Company's condensed consolidated financial statements presented on a non-GAAP adjusted basis, the Company has provided non-GAAP adjusted financial information, which is non-GAAP adjusted net income and non-GAAP adjusted earnings per share, excluding the impact of these items in this press release. The non-GAAP adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP adjusted financial information provided by the Company may also differ from non-GAAP adjusted information provided by other companies. A table at the end of this press release provides a reconciliation of the non-GAAP adjusted financial information to the nearest GAAP measure.

About Jiangbo Pharmaceuticals, Inc.

Jiangbo Pharmaceuticals, Inc. is a U.S. public company engaged in the research, development, production, marketing and sales of pharmaceutical products in the People's Republic of China. Its operations are located in Eastern China in an Economic Development Zone in Laiyang City, Shandong province. Jiangbo is a major pharmaceutical company in China producing both western and Chinese herbal-based medical drugs in tablet, capsule, granule, syrup and electuary (sticky syrup) form. http://www.jiangbopharma.com

Safe Harbor Statement

Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the Company's actual results and financial position to differ materially from those included within the forward-looking statements. Forward-looking statements involve risks and uncertainties, including those relating to the Company's ability to introduce, manufacture and distribute new drugs, improve operational efficiency, in-license or acquire new drugs, make required interest payment and NASDAQ listing. Actual results may differ materially from predicted results, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the Company’s ability to obtain raw materials needed in manufacturing, the continuing employment of key employees, the failure risks inherent in testing any new drug, the possibility that regulatory approvals may be delayed or become unavailable, patent or licensing concerns that may include litigation, direct competition from other manufacturers and product obsolescence. More information about the potential factors that could affect the Company's business and financial results is included in the Company's filings, available via the United States Securities and Exchange Commission.

 -  Financial Statements Follow –

JIANGBO PHARMACEUTICALS, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS GENESIS PHARMACEUTICAL ENTERPRISES, INC.)
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS AND SIX MONTHS ENDED DECEMBER 31, 2009 AND 2008
(UNAUDITED)

	For the Three Months Ended		For the Six Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
REVENUES:
Sales	$18,179,942	$32,944,809	$42,563,996	$60,265,493
Sales – related parties	-	-	-	243,909
Total revenues	18,179,942	32,944,809	42,563,996	60,509,402

COST OF SALES
Cost of sales	4,667,049	7,138,166	10,927,448	12,851,210
Cost of sales - related parties	-	-	-	54,493
Total cost of sales	4,667,049	7,138,166	10,927,448	12,905,703

GROSS PROFIT	13,512,893	25,806,643	31,636,548	47,603,699

RESEARCH AND DEVELOPMENT EXPENSE	1,106,385	1,098,525	2,205,960	2,196,450

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	5,259,213	13,282,421	9,601,019	26,634,396

INCOME FROM OPERATIONS	7,147,295	11,425,697	19,829,569	18,772,853

OTHER (INCOME) EXPENSE:
Change in fair value of derivative liabilities	(6,687,085)	-	(1,865,992)	-
Other income - related parties	(80,668)	(92,774)	(161,304)	(236,724)
Non-operating (income) expense, net	366,685	204,001	214,271	1,193,592
Interest expense, net	6,162,640	1,549,331	8,919,818	2,902,125
Loss from discontinued operations	87,561	1,545,607	164,769	1,590,823
Total other (income) expense, net	(150,867)	3,206,165	7,271,562	5,449,816

INCOME BEFORE PROVISION FOR INCOME TAXES	7,298,162	8,219,532	12,558,007	13,323,037

PROVISION FOR INCOME TAXES	1,970,021	2,820,346	5,078,191	4,790,367

NET INCOME	$5,328,141	5,399,186	7,479,816	8,532,670

OTHER COMPREHENSIVE INCOME:
Unrealized holding gain (loss)	32,827	(384,650)	56,371	(1,947,617)
Foreign currency translation adjustment	44,704	248,823	196,884	579,464

COMPREHENSIVE INCOME	$5,405,672	$5,263,359	$7,733,071	$7,164,517

BASIC WEIGHTED AVERAGE NUMBER OF SHARES	10,983,405	9,771,883	10,744,648	9,770,615

BASIC EARNINGS PER SHARE	$0.49	$0.55	$0.70	$0.87

DILUTED WEIGHTED AVERAGE NUMBER OF SHARES	15,065,301	14,148,317	14,829,605	14,173,463

DILUTED EARNINGS (LOSS) PER SHARE	$(1.06)	$(1.87)	$(0.89)	$(1.61)

JIANGBO PHARMACEUTICALS, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS GENESIS PHARMACEUTICAL ENTERPRISES, INC.)
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2009 AND JUNE 30, 2009

	December 31,	June 30,
	2009	2009
	(Unaudited)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$88,971,243	$104,366,117
Restricted cash	14,545,305	7,325,000
Investments	42,599	879,228
Accounts receivable, net of allowance for doubtful accounts of $1,276,843 and $694,370 as of December 31, 2009 and June 30, 2009, respectively	19,729,985	19,222,707
Inventories	3,935,239	3,277,194
Other receivables	4,447	167,012
Other receivable - related parties	161,370	-
Advances to suppliers	472,939	236,496
Financing costs – current	632,637	680,303
Total current assets	128,495,764	136,154,057

PLANT AND EQUIPMENT, net	13,661,593	13,957,397

OTHER ASSETS:
Restricted investments	129,306	1,033,463
Financing costs, net	131,278	556,365
Intangible assets, net	33,243,462	17,041,181
Total other assets	33,504,046	18,631,009

Total assets	$175,661,403	$168,742,463

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$2,875,667	$6,146,497
Short term bank loans	-	2,197,500
Notes payable	14,545,305	7,325,000
Other payables	2,342,231	2,152,063
Refundable security deposits due to distributors	4,107,600	4,102,000
Other payables - related parties	332,689	238,956
Accrued liabilities	368,578	1,356,898
Liabilities assumed from reorganization	525,739	1,565,036
Taxes payable	3,608,665	11,248,226
Total current liabilities	28,706,474	36,332,176

OTHER LIABILITIES:
Derivative liabilities	33,996,855	-
Convertible debt, net of discount $20,945,255 and $28,493,089 as of December 31, 2009 and June 30, 2009, respectively	8,694,745	6,346,911
Total other liabilities	42,691,600	6,346,911

Total liabilities	71,398,074	42,679,087

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Convertible preferred stock Series A ($0.001 par value; 0 shares issued and outstanding as of December 31, 2009 and June 30, 2009, respectively	-	-
Common stock ($0.001 par value, 22,500,000 and 15,000,000 shares authorized, 11,169,546 and 10,435,099 shares issued and outstanding as of December 31, 2009 and June 30, 2009, respectively)	11,170	10,435
Additional paid-in capital	23,805,104	48,397,794
Capital contribution receivable	(11,000)	(11,000)
Retained earnings - unrestricted	70,427,320	67,888,667
Statutory reserves	3,253,878	3,253,878
Accumulated other comprehensive income	6,776,857	6,523,602
Total shareholders' equity	104,263,329	126,063,376
Total liabilities and shareholders' equity	$175,661,403	$168,742,463

JIANGBO PHARMACEUTICALS, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS GENESIS PHARMACEUTICAL ENTERPRISES, INC.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2009 AND 2008
(Unaudited)

	For the Six Months Ended
	December 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,479,816	$8,532,670
Loss from discontinued operations	164,769	1,590,823
Income from continuing operations	7,644,585	10,123,493
Adjustments to reconcile net income to net cash, net of acquisition, provided by operating activities:
Depreciation	391,435	289,749
Amortization of intangible assets	803,234	147,120
Amortization of deferred debt issuance costs	472,753	340,151
Amortization of debt discount	7,547,834	1,646,235
Loss from issuance of shares in lieu of interest	317,124	-
Bad debt expense	581,287	111,237
Realized loss (gain) on marketable securities	406,551	(115,128)
Unrealized (gain) loss on marketable securities	(265,747)	1,459,656
Other non-cash settlement	-	(20,000)
Change in fair value of derivative liabilities	(1,865,992)	-
Stock-based compensation	135,104	38,028
Changes in operating assets and liabilities
Accounts receivable	(1,062,126)	(1,764,421)
Accounts receivable - related parties	-	488,580
Inventories	(653,303)	(1,049,318)
Other receivables	161,727	(2,175,378)
Other receivables - related parties	(161,304)	(236,724)
Advances to suppliers and other assets	(235,033)	1,608,131
Accounts payable	(3,277,854)	569,601
Other payables	187,153	1,815,563
Other payables - related parties	93,588	66,028
Accrued liabilities	(299,688)	153,587
Liabilities assumed from reorganization	(79,150)	(903,600)
Taxes payable	(7,651,766)	13,821,621
Net cash provided by operating activities	3,190,415	26,414,211

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of marketable securities	531,333	117,614
Purchase of equipment and building improvements	(76,707)	(128,179)
Purchase of land use right	(16,975,633)	-
Net cash used in investing activities	(16,521,007)	(10,565)

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in restricted cash	(7,207,356)	1,292,162
Proceeds from bank loans		2,196,450
Payments for bank loans	(2,199,600)	(2,782,170)
Proceeds from notes payable	14,539,356	704,328
Principal payments on notes payable	(7,332,000)	-
Net cash (used in) provided by financing activities	(2,199,600)	1,410,770

EFFECTS OF EXCHANGE RATE CHANGE IN CASH	135,318	369,646

(DECREASE) INCREASE IN CASH	(15,394,874)	28,184,062

CASH and CASH EQUIVALENTS, beginning	104,366,117	48,195,798

CASH and CASH EQUIVALENTS, ending	$88,971,243	$76,379,860

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for Interest	$390,861	$1,110,572
Cash paid for Income taxes	$1,289,849	$128,329

Non-cash investing and financing activities:
Common stock issued for interest payment	$667,500	$-
Common stock issued for convertible notes conversion, net of discount	$5,200,000	$160,000
Derivative liability reclassified to equity upon conversion	$4,049,887	$-
Transfer of investments to settle liabilities assumed from reorganization	$1,124,916	$-

JIANGBO PHARMACEUTICALS, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS GENESIS PHARMACEUTICAL ENTERPRISES, INC.)
RECONCILIATION OF NON-GAAP NET INCOME AND DILUTED EPS

	For Three Months Ended December 31		For Six Months Ended December 31
	2009	2008	2009	2008

Net Income	$5,328,141	$5,399,186	$7,479,816	$8,532,670

Loss (gain) in fair value of derivative liabilities	$(6,687,085)	$-	$(1,865,992)	$-

Amortization of debt discount and debt issuance costs related to convertible debentures	$5,751,934	$1,153,759	$8,020,587	$1,986,386

Adjusted Net Income	$4,392,990	$6,552,945	$13,634,411	$10,519,056

Basic Weighted Average Number of Shares	10,983,405	9,771,883	10,744,648	9,770,615

Diluted Weighted Average Number of Shares**	15,065,301	14,148,318	14,829,605	14,173,463

Adjusted Diluted Earnings per Share	$0.29	$0.46	$0.92	$0.74

** Including outstanding options and warrants using treasury method of calculation plus the number of shares if converted from the convertible debt

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